Exhibit I-2

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

May 13, 2011

To:
From:	SEGA SAMMY HOLDINGS INC.
Name of Representative:	Hajime Satomi, Chairman of the Board and Chief Executive Officer (Code: 6460, Listed on First Section of TSE)
Contact:	Koichiro Ueda, General Manager of Group Representative Office and Group Communications Office (TEL: 03-6215-9955)

Notice Concerning the Disposal of Treasury Stock by Third-Party Allotment to a Subsidiary

(Holding of Shares in a Parent Company by a Subsidiary

Pursuant to Article 800 of the Companies Act of Japan)

A resolution has been reached at the board meetings of SEGA SAMMY HOLDINGS INC. (the “Company”) held on May 13, 2011 to dispose of treasury stock by a third-party allotment as described below. As the Company announced today in its “Notice Concerning the Conversion of TAIYO ELEC Co., Ltd. into a Wholly Owned Subsidiary of Sammy Corporation, a Wholly Owned subsidiary of SEGA SAMMY HOLDINGS INC.”, the treasury stock is to be disposed of in conjunction with the exchange of shares involving the Company’s common stock that Sammy Corporation (“SAMMY”) conducted with TAIYO ELEC Co., Ltd. (“TAIYO ELEC”). The details of the disposal are discussed below.

Further Details:

1.	Overview of Disposal

(1) Disposal Date	May 30, 2011
(2) Number of Shares Disposed of	4,423,660 shares of common stock
(3) Disposal Amount	JPY 1,583 per share
(4) Funds Procured	JPY 7,002,653,780
(5) Subscription or Disposal Method	Disposal by way of third-party allotment
(6) Allottee	Sammy Corporation
(7) Other	Number of treasury stock after disposal: 10,081,002 shares

2.	Purpose of, and Reason for, Disposal

The Company will dispose of treasury stock currently held by the Company to SAMMY when SAMMY, which is the allottee of the treasury stock, conducts an exchange of shares involving common stock of the Company with TAIYO ELEC, which is SAMMY’s subsidiary, in order to convert TAIYO ELEC into a wholly owned subsidiary of SAMMY and SAMMY into the wholly owning parent company of TAIYO ELEC (the “Share Exchange”). The disposal is to be performed for the purpose of a subsidiary holding its parent company’s shares in accordance with the provisions of Article 800 of the Companies Act.

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3.	Amount, Use, and Anticipated Time of Use, of Funds Procured

(1)	Amount of funds procured

(i) Total Disposal Amount	JPY 7,002,653,780
(ii) Estimated Amount of Issue and Other Expenses	JPY 50,000,000
(iii) Estimated Net Disposal Amount	JPY 6,952,653,780

(2)	Specific use of funds procured

The disposal of treasury stock this time is to be implemented for the purpose of executing the Share Exchange, as outlined in “2. Purpose of, and Reason for, Disposal” above, and not for procuring funds.

6,952,653,780 yen of the estimated net disposal amount set out above will be applied to the business management fee of the Company, which is the holding company of the SEGA SAMMY group, and it is planned to be used during the fiscal year ending March 2012. With respect to the principal breakdown of the business management fee of the Company, the funds will be applied to (i) expenses relating to public relations (such as commercials and event support) throughout the group in the amount of 1,564 million yen, (ii) personnel expenses relating to business management in the amount of 1,388 million yen, (iii) general administration expenses in the amount of 2,749 million yen (the principal items of which are 1,096 million yen for payment fees, 265 million yen for rental expenses, and 253 million yen for travel and transportation fees), (iv) expenses for creation of a commitment line in the amount of 225 million yen, (v) payments of interest on loans in the amount of 326 million yen, and (iv) loans to subsidiaries in the amount of 700 million yen. The funds will be managed in the Company’s bank account until the funds are used for any of the above purposes.

4.	Perspective on Reasonableness of Use of Funds

The disposal of treasury stock this time is to be implemented for the purpose of executing the Share Exchange, as outlined in “2. Purpose of, and Reason for, Disposal” above, and not for procuring funds.

5.	Reasonableness of Disposal Terms and Conditions

(1)	Basis and details for calculating the disposal amount

The disposal amount is 1,583 yen per share (rounded down to the nearest whole yen), which is the average closing price of the Company’s shares on the Tokyo Stock Exchange for the last six (6) months for the period from November 15, 2010 to May 12, 2011 (which is the day immediately prior to the day on which the resolution for the disposal of treasury stock was passed at the board of directors’ meeting) (the “Average Stock Price For Last 6 Months”).

The disposal amount represents (i) a 6.0% premium over the closing price (1,493 yen) of the Company’s shares as of the day immediately prior to the date of disposal resolution (May 12, 2011), (ii) a 11.3% premium over the average closing price (1,422 yen) of the Company’s shares for the last one (1) month (for the period from April 13, 2011 to May 12, 2011), and (iii) a 0.2% premium over the average closing price (1,580 yen) of the Company’s shares for the last three (3) months (for the period from February 14, 2011 to May 12, 2011). The Company therefore believes that the disposal amount of 1,583 yen is not especially favorable for any of those periods.

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The basis for calculating the disposal amount described above is as follows.

As announced on May 13, 2011, the financial results of the fiscal year ending March 2011 of the Company showed an increase in revenues and income compared with the previous period, and the Great East Japan Earthquake had a minor direct impact on business results. On the other hand, the stock market has been subject to significant short-term fluctuations since March 11, 2011, due to the effects of the earthquake, and the stock price of the Company has fluctuated in the same manner.

Accordingly, because the short-term fluctuations in the Company’s stock price much more strongly reflect the fluctuations of the stock market rather than an evaluation of the Company’s performance, the Company decided that it would be appropriate to use a long-term, and therefore smoother, average stock price to measure the Company’s corporate value, so the Company used the Average Stock Price For Last 6 Months. The Company believes that the basis for calculating the disposal amount described above complies with the “Guidelines of Treatment concerning Capital Increase by Third-Party Allotment” stipulated by the Japan Securities Dealers Association.

(2)	Basis for believing that the number of shares being disposed of and the level of share dilution are reasonable

The total number of shares of treasury stock to be disposed of is 4,423,660 shares, and the share dilution ratio as against the total number of issued shares of the Company (266,229,476 shares) will be 1.66%. However, the Company believes that the Share Exchange will contribute to the improvement of the Company’s corporate value because the Share Exchange is anticipated to strengthen the management system of the SEGA SAMMY group and to improve profitability due to realizing synergies and other benefits. The Company therefore decided that the number of shares to be disposed of and the extent of dilution are reasonable.

6.	Reason for selecting allottee

(1)	Overview of allottee (as of March 31, 2011)

(i)	Name	Sammy Corporation
(ii)	Address	1-1 Higashi Ikebukuro 3-chome, Toshima-ku, Tokyo
(iii)	Title and Name of Representative	President, Representative Director and Chief Operating Officer Keishi Nakayama
(iv)	Description of Business	Manufacture and sales of pachinko machines, pachislot machines, ball arranging machines, mahjong ball machines and related equipment
(v)	Capitalization	18,221 million yen
(vi)	Date of Establishment	November 1, 1975
(vii)	Total Number of Shares Issued and Outstanding	84,658,430 shares
(viii)	Settlement Date	March 31st

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(ix)	Number of Employees	1,153 persons
(x)	Main Customers and Suppliers	Major pachinko halls throughout Japan, etc.
(xi)	Main Banks	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation
(xii)	Major Shareholders and Shareholding Percentages	SEGA SAMMY HOLDINGS INC. (100%)

(xii)	Relationship between the Company and the allottee	Capital Relationships	The allottee is a wholly-owned subsidiary of the Company.

		Personal Relationships	3 directors and 1 employee of the Company also serve as directors of the allottee, and 1 auditor of the Company also serves as an outside auditor of the allottee. In addition, 15 employees of the Company are seconded to the allottee, and 31 employees of the allottee are seconded to the Company.

		Transactional Relationships	The Company executed a business management agreement with the allottee.

		Relevant Facts Concerning Related Parties	The allottee is a wholly-owned subsidiary of the Company and constitutes a related party.

(xiv)	Management and Financial Performance over the Immediately Preceding Three Years

Settlement Date	March 2009	March 2010	March 2011
Net assets	94,366	105,149	108,328
Total assets	187,620	173,697	192,911
Net assets per share (JPY)	1,114.68	1,242.04	1,279.59
Net Sales	136,542	134,489	187,055
Operating income	11,217	23,531	55,874
Ordinary Income	15,773	23,701	55,415
Net Income	9,001	18,177	31,106
Net Income per share (JPY)	106.32	214.71	367.43
Dividends per share (JPY)	89.28	329.57	—

(Note 1)	in millions of yen; except where otherwise noted
(Note 2)	Dividends per share for the fiscal year ending March 2011 have not yet been determined.

The Company affirms that the allottee and its officers do not have any relation with anti-social forces, and the Company submitted a written confirmation thereof to the Tokyo Stock Exchange.

(2)	Reason for selecting the allottee

The SEGA SAMMY group is composed of business companies that develop their business under the Company, which is their holding company, and the group endeavors to maximize corporate value for its shareholders and all of its other stakeholders through the Company’s and each business company’s carrying out its own responsibilities. The principal business companies of the SEGA SAMMY group are SAMMY and SEGA CORPORATION, which are both the Company’s subsidiaries.

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Following the exchange of shares conducted by the Company last year to convert Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD. and TMS ENTERTAINMENT, LTD. into wholly owned subsidiaries, the SEGA SAMMY group decided on May 13, 2011 that SAMMY would convert TAIYO ELEC, which is SAMMY’s subsidiary, into its wholly owned subsidiary by way of the Share Exchange for the purpose of further promoting and strengthening the consolidated management system of the SEGA SAMMY group. SAMMY and TAIYO ELEC selected common shares of the Company, the wholly owning parent of SAMMY, as consideration for the Share Exchange after considering factors that include the following: (i) if shares of common stock of SAMMY, an unlisted company, were used as consideration, the minority shareholders of TAIYO ELEC would be acquiring illiquid shares, (ii) delivering common shares of the Company instead of cash as consideration enables minority shareholders of TAIYO ELEC to share in the opportunity to benefit from synergy gains arising out of the Share Exchange, and (iii) it is necessary for the SEGA SAMMY group to maintain the wholly owning parent and subsidiary relationship between the Company and SAMMY. Accordingly, the Company decided to elect SAMMY as the allottee for the disposal of its treasury stock.

(3)	Allottee’s policy on holding shares

SAMMY, which is the allottee of the Company’s treasury stock, will use all of the Company’s shares to be allotted as consideration for the Share Exchange. The Company will obtain from SAMMY, which is the allottee of the Company’s treasury stock, a written pledge specifying that: (i) for a period of two (2) years from the allotment date, if SAMMY assigns all or some of those shares, SAMMY will report in writing to the Company on the details of the assignment, and (ii) SAMMY consents to the fact that the Company will report the details of that report to the Tokyo Stock Exchange and the fact that the details of the report will be made available for public inspection, and the Company has obtained an informal consent from SAMMY to that effect.

(4)	Confirmed facts regarding existence of assets necessary for payment by allottee

Based on SAMMY’s balance sheet (as at March 31, 2011), the Company has confirmed that SAMMY, which is the allottee of the Company’s treasury stock, holds cash and deposits necessary and sufficient for payment.

7.	Major shareholders and shareholding ratio after disposal of treasury stock

Before Disposal (as of March 31, 2011)
Hajime Satomi	16.36%
Mellon Bank N.A. Treaty Client Omnibus	6.80%
FSC Co., Ltd.	5.32%
Japan Trustee Services Bank, Ltd. (Trust Account)	3.92%
The Master Trust Bank of Japan, Ltd. (Trust Account)	3.00%
State Street Bank – West Pension Fund Clients – Exempt	1.67%
Japan Trustee Services Bank, Ltd. (Trust Account 9)	1.23%
Morgan Stanley and Company Inc.	1.10%
Mellon Bank N.A. as agent for its client Mellon Omnibus US Pension	1.10%
State Street Bank and Trust Company 505225	1.04%

(Note 1)	The shareholding ratios are the ratios of the number of shares held to the total number of issued shares.
(Note 2)	The above details are based on the record of shareholders as of March 31, 2011.
(Note 3)	The treasury stock held by the Company are not reflected in the major shareholders and shareholding ratios set out above.
(Note 4)	Because the shares to be disposed of this time are not expected to be held for a long time, these shares are not reflected in the major shareholders and shareholding ratios after the disposal of the treasury stock set out above.

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8.	Future Prospects

The disposal of treasury stock is expected to have only a minimal impact on the performance of Company for the fiscal year ending March 2012, both on a consolidated and non-consolidated basis.

Matters Relating to Procedures Based on the Company’s Code of Conduct

This third-party allotment does not require the acquisition of an opinion from an independent third party or require procedures for confirming the intent of shareholders, which are provided for under Article 432 of the Securities Listing Regulations of the Tokyo Stock Exchange, because (1) the dilution ratio is less than 25% and (2) the disposal does not involve a change in controlling shareholders.

Matters Relating to Transactions with Controlling Shareholders

Not applicable.

9.	Status of Business Results and Equity Finance for the Immediately Preceding Three Years

(1)	Business results for the last three years (Consolidated Basis)

(Unit: JPY 1 million yen)

Settlement Date	March 2009	March 2010	March 2011
Consolidated Net Sales	429,194	384,679	396,732
Consolidated Operating Income	8,363	36,712	68,750
Consolidated Ordinary Income	6,636	35,925	68,123
Consolidated Net Income	(22,882)	20,269	41,510
Consolidated Net Income Per Share (JPY)	(90.83)	80.46	163.19
Dividends Per Share (JPY)	30	30	40
Consolidated Net Assets Per Share (JPY)	882.47	937.80	1,093.23

(2)	Current status of the number of issued shares and the number of potential shares (as of March 31, 2011)

	Number of Issued Shares	Ratio to Issued Shares
Number of Issued Shares	266,229,476 shares	100%
Number of Potential Shares at the Current Conversion Price (Exercise Price)	278,333 shares	0.1%
Number of Potential Shares at the Minimum Conversion Price (Exercise Price)	—	—
Number of Potential Shares at the Maximum Conversion Price (Exercise Price)	—	—

*	The “Number of Potential Shares” relates to share options (stock options).

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(3)	Recent Share Prices

(i)	Over the last three years

	March 2009		March 2010		March 2011
Opening Price	JPY	1,080	JPY	855	JPY	1,133
High Price	JPY	1,359	JPY	1,328	JPY	1,930
Low Price	JPY	576	JPY	845	JPY	1,063
Closing Price	JPY	863	JPY	1,132	JPY	1,446

(ii)	Over the last six months

	Nov.	Dec.	Jan.	Feb.	Mar.	Apr.
Opening Price	JPY1,310	JPY1,409	JPY1,563	JPY1,659	JPY1,896	JPY1,464
High Price	JPY1,440	JPY1,594	JPY1,766	JPY1,925	JPY1,930	JPY1,483
Low Price	JPY1,274	JPY1,398	JPY1,555	JPY1,648	JPY1,130	JPY1,355
Closing Price	JPY1,410	JPY1,545	JPY1,644	JPY1,857	JPY1,446	JPY1,400

(iii)	Share price on the business day immediately prior to the date of the resolution to conduct the disposal

May 12, 2011
Opening Price	JPY1,487
High Price	JPY1,516
Low Price	JPY1,485
Closing Price	JPY1,493

(4)	Status of equity finance for the last three years

Not applicable.

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10.	Summary of Disposal

(1)	Type and Number of Shares Disposed:	4,423,660 shares of common stock
(2)	Disposal Amount:	JPY 1,583 per share
(3)	Total Disposal Amount:	JPY 7,002,653,780
(4)	Disposal Method:	Disposal by way of third-party allotment
(5)	Disposal Date:	May 30, 2011
(6)	Allottee and Number of Shares Disposed:	Sammy Corporation (4,423,660 shares)
(7)	Each of the above items is subject to the condition that the filing under the Financial Instruments and Exchange Law becomes effective.

- End -

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